UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2019

Medicine Man Technologies, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-36868	46-5289499
(State or other jurisdiction of incorporation)	(Commission File Number)	IRS Employer Identification No.)

4880 Havana Street, Suite 201 Denver, Colorado	80239
(Address of principal executive offices)	(Zip Code)

(303) 371-0387

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Not applicable	Not applicable	Not applicable

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On August 15, 2019 (the “Execution Date”), Medicine Man Technologies (the “Company”), a Nevada corporation, entered into a binding term sheet (the “Term Sheet”) with an edible and extract company (the “Seller”) setting forth the terms of the acquisition by the Company of 100% of the capital stock and assets of the Seller (the “Acquisition”).

As consideration, the Company shall pay a total purchase price of $17,250,000 (the “Purchase Price”) consisting of $3,450,000 cash and 4,677,967 shares of its common stock, par value $0.001 per share. The 4,677,967 shares was determined by averaging the closing price of Company’s common stock for the five (5) days prior to August 8, 2019, which equated to $2.95 per share.

The Purchase Price is predicated on projected 2019 gross revenues of the Seller. The Purchase Price will be adjusted to reflect the actual 2019 gross revenues on a date and method mutually agreed upon by the Company and Seller and shall be memorialized in the Long-Form Agreement (as defined below). However, no adjustment in the Purchase Price will be made if the variation between Seller’s actual and projected 2019 sales is greater than or equal to ten percent (10%), assuming that the EBITDA margin is also kept at or above fifteen percent (15%). The Purchase Price will be payable at the closing, with certain trading restrictions on the stock, to be defined in the Long-Form Agreement. In addition, claw-back language for fifteen percent (15%) of the shares will also be included in the Long-Form Agreement.

The obligations of the Company and Seller under the Term Sheet are conditioned upon the satisfaction or mutual waiver of certain closing conditions (the “Conditions”), including the following:

i.	regulatory approval relating to all applicable filings and expiration or early termination of any applicable waiting periods;
ii.	regulatory approval of the Marijuana Enforcement Division and applicable local licensing authority approval;
iii.	receipt of all material necessary, third party, consents and approvals;
iv.	each party's compliance in all material respects with the respective obligations under the Term Sheet;
v.	a tax structure that is satisfactory to both the Company and Seller;
vi.	the execution of property leases (including, but not limited to, first right of refusals for the acquisition of the underlying real estate when applicable, in market terms); and
vii.	the execution of employment agreements mutually acceptable to each party.

The Term Sheet contemplates the parties entering into a long-form agreement and other ancillary documents to memorialize the Acquisition (the “Long-Form Agreement”) upon the conclusion of all standard legal and business due diligence. In the event the Long-Form Agreement is not agreed to within one year of the Execution Date and all of the Conditions are either satisfied or waived, the Acquisition shall be consummated and governed by the terms of the Term Sheet.

On August 19, 2019, the Company issued a press release with respect to the foregoing, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release dated August 19, 2019

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Medicine Man Technologies, Inc.

Date: August 20, 2019	By: /s/ Andrew Williams
Andrew Williams
Chief Executive Officer

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